Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3/A filed on February 11, 2025 (SEC File No. 333-284723) of Eastside Distilling, Inc. (now known as Beeline Holdings, Inc.) of our report dated April 15, 2025 on the consolidated financial statements of Beeline Holdings, Inc., as of December 31, 2024 and for the year then ended, which report is included in the Annual Report on Form 10-K of Beeline Holdings, Inc. for the year ended December 31, 2024.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 15, 2025